Ellington Credit Company N-2/A

Exhibit (l)(i)

Three Bryant Park 1095 Avenue of the Americas New York, NY 10036-6797 +1 212 698 3500 Main +1 212 698 3599 Fax www.dechert.com

March 23, 2026

Ellington Credit Company

53 Forest Avenue

Greenwich, CT 06870

Re:	Registration Statement on Form N-2

Ladies and Gentlemen:

We have acted as counsel to Ellington Credit Company, a Delaware statutory trust (the “Company”), in connection with the preparation and filing under the Securities Act of 1933, as amended (the “Securities Act”), and under the Investment Company Act of 1940, as amended (the “Investment Company Act”) of a registration statement on Form N-2 (File No. 333-291525), filed with the U.S. Securities and Exchange Commission (the “Commission”) on November 14, 2025 and subsequently amended on November 25, 2025, February 2, 2026 and March 23, 2026 (the “Registration Statement”), relating to the proposed issuance by the Company of up to $57,500,000 aggregate principal amount of its notes due 2031 (the “Notes”), which includes Notes that may be sold pursuant to the exercise of an option to purchase additional Notes. The term “Notes” shall include any additional Notes registered by the Company pursuant to Rule 462(b) under the Securities Act in connection with the offering contemplated by the Registration Statement.

This opinion letter is being furnished to the Company in accordance with the requirements of Item 25 of Form N-2 under the Investment Company Act, and we express no opinion herein as to any matter other than as expressly stated herein with respect to the Notes.

The Notes are to be issued pursuant to a base indenture (the “Base Indenture”), between the Company and Wilmington Trust, National Association (the “Trustee”), as supplemented by a first supplemental indenture (together with the Base Indenture, the “Indenture”), between the Company and the Trustee.

In rendering the opinions expressed below, we have examined and relied on originals or copies, certified or otherwise identified to our satisfaction, of such documents, corporate records and other instruments and such agreements, certificates and receipts of public officials, certificates of officers or other representatives of the Company and others, and such other documents as we have deemed necessary or appropriate as a basis for rendering the opinions set forth below, including the following documents:

(i)	the Registration Statement;

Ellington Credit Company March 23, 2026 Page 2

(ii)	the Indenture;

(iii)	a specimen copy of the form of the Notes to be issued pursuant to the Indenture;

(iv)	the Certificate of Trust of the Company, as amended to date;

(v)	the Amended and Restated Declaration of Trust of the Company;

(vi)	the Amended and Restated Bylaws of the Company;

(vii)	a certificate of good standing with respect to the Company issued by the Secretary of State of the State of Delaware as of a recent date; and

(viii)	resolutions of the board of trustees of the Company (the “Board”) and resolutions approved by the pricing committee of the Board relating to, among other things, the authorization and issuance of the Notes.

As to the facts upon which this opinion is based, we have relied, to the extent we deem proper, upon certificates of public officials and certificates and written statements of agents, officers, directors, employees and representatives of the Company without having independently verified such factual matters.

In our examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as original documents and the conformity to original documents of all documents submitted to us as copies. In addition, we have assumed (i) the legal capacity of natural persons who are signatories to the documents examined by us and (ii) the legal power and authority of all persons signing on behalf of the parties to such documents.

On the basis of the foregoing and subject to the assumptions and qualifications set forth in this letter, we are of the opinion that, as of the date hereof, when the Indenture has been duly authorized by all necessary corporate action of the Company and duly executed and delivered by the Company, and when the Registration Statement has been declared effective by the Commission, and when the specific terms of the Notes have been duly established in accordance with the Indenture and authorized by all necessary corporate action of the Company, and the Notes have been duly executed, authenticated, issued and delivered against payment therefor in accordance with the Indenture and in the manner contemplated by the Registration Statement and/or the accompanying prospectus and by such corporate action, the Notes will be legally valid and binding obligations of the Company, enforceable against the Company in accordance with their terms.

The opinions set forth herein as to enforceability of obligations of the Company are subject to: (i) bankruptcy, insolvency, reorganization, fraudulent conveyance, moratorium or similar laws now or hereinafter in effect affecting the enforcement of creditors’ rights generally, and by general principles of equity (regardless of whether enforcement is sought in a proceeding in equity or at law) and the discretion of the court or other body before which any proceeding may be brought; (ii) the unenforceability under certain circumstances under law or court decisions of provisions providing for the indemnification of, or contribution to, a party with respect to a liability where such indemnification or contribution is contrary to public policy; (iii) provisions of law which may require that a judgment for money damages rendered by a court in the United States be expressed only in U.S. dollars; (iv) requirements that a claim with respect to any debt securities denominated other than in U.S. dollars (or a judgment denominated other than in U.S. dollars in respect of such claim) be converted into U.S. dollars at a rate of exchange prevailing on a date determined pursuant to applicable law; and (v) governmental authority to limit, delay or prohibit the making of payments outside the United States or in foreign currency or composite currency.

We express no opinion as to the validity, legally binding effect or enforceability of any provision in any agreement or instrument that (i) requires or relates to payment of any interest at a rate or in an amount which a court may determine in the circumstances under applicable law to be commercially unreasonable or a penalty or forfeiture or (ii) relates to governing law and submission by the parties to the jurisdiction of one or more particular courts.

The opinions expressed herein are limited to the federal laws of the United States of America, the laws of the State of New York and the Delaware Statutory Trust Act. We are members of the bar of the State of New York.

This opinion letter has been prepared solely for your use in connection with the Registration Statement. We assume no obligation to advise you of any changes in the foregoing subsequent to the date of this opinion.

We hereby consent to the filing of this opinion as an exhibit to the Company’s Registration Statement and to the reference to this firm under the caption “Legal Counsel” in the Registration Statement. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission thereunder.

Very truly yours,

/s/ Dechert LLP